Exhibit 99.1

INTERNATIONAL PAPER PLAZA
400 ATLANTIC STREET
STAMFORD, CT 06921

News Release

International Paper Agrees to Sell

Its 50.5 Percent Carter Holt Harvey Stake to Rank Group

STAMFORD, Conn. – Aug. 16, 2005 – International Paper (NYSE: IP) announced today that it has signed a lock-in agreement with Rank Group Investments Limited to sell its shares of Carter Holt Harvey Limited (CHH) into a full takeover offer to all shareholders. Rank Group Investments Limited is based in New Zealand.

The lock-in agreement requires that International Paper accept the Rank Group’s takeover offer of NZ$2.50 per share for IP’s 660,843,571 ordinary shares, or 50.5 percent, of New Zealand-based CHH. This same price will be offered to all shareholders in a full takeover offer by the Rank Group, in compliance with the New Zealand Takeovers Code. The offer is anticipated to be launched within four to six weeks. IP’s acceptance of this offer will satisfy the minimum shareholder acceptance condition of the full takeover offer.

Proceeds from IP’s sale of its shares are expected to be about NZ$1.65 billion. At today’s exchange rates, this is approximately US$1.16 billion.

The offer price of NZ$2.50 per share represents approximately a 30-percent increase from the share price prior to International Paper announcing its intention to explore strategic alternatives for its majority stake of CHH on June 26, 2005.

“This is an important first step in International Paper’s transformation plan to improve returns, strengthen the balance sheet and return cash to shareowners by narrowing our focus to two key platform businesses (uncoated papers and packaging) and exploring strategic options for others,” said John Faraci, IP chairman and chief executive officer. “CHH is a solid business with talented employees. While we remain confident in the company’s leadership and strategy to grow and improve, our companies’ strategies and priorities have evolved and the business climate has changed. The timing is now right for us to divest our interests.”

Specific terms of the agreement between the Rank Group, IP and Ngahere Aotearoa, IP’s wholly-owned subsidiary and holder of its 50.5 percent stake in CHH, will be available to the public tomorrow from the New Zealand Stock Exchange and will also be filed with the U.S. Securities & Exchange Commission.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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This press release contains forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the ability of the company to accomplish its transformation plan and to realize anticipated cost savings, the demand and pricing for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, changes in energy costs, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions, specifically in Brazil, Russia and China, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

Media Contacts:	Amy J. Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

Related press releases are available at www.internationalpaper.com:

•	International Paper to Explore Strategic Options for its 50.5 Percent Stake in New Zealand-based Carter Holt Harvey (June 26, 2005)

•	International Paper Announces Plan to Transform its Business Portfolio and Performance (July 19, 2005)

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